Exhibit 99.1

Royal Gold Reports Financial Results,

Record Volume and Four New Streams in First Fiscal Quarter 2016

DENVER, COLORADO. NOVEMBER 4, 2015: ROYAL GOLD, INC. (NASDAQ: RGLD; TSX: RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) recorded the second consecutive quarter of record volume at 65,868 gold equivalent ounces (“GEOs”)1 in the first quarter of fiscal 2016 (ended September 30, 2015, “first quarter”), up 22% from the year-ago quarter. Revenue of $74.1 million reflected a 7% increase over the prior year quarter. Physical gold inventory held on the balance sheet and not reflected in revenue increased to 11,500 ounces during the first quarter, a 117% increase over the physical gold inventory of 5,300 ounces as of June 30, 2015.

Earnings were impacted by a discrete tax expense associated with the first quarter sale of our Andacollo royalty and the planned liquidation of our Chilean subsidiary. Gross proceeds of $345 million were realized from this sale, resulting in a taxable gain. As expected, the gain was taxable in the United States and Chile, and the Company incurred a tax expense of $56.0 million. However, there was not a corresponding gain recorded for financial reporting purposes under U.S. GAAP. This resulted in a net loss attributable to Royal Gold stockholders of $45.0 million, or $0.69 per basic share during the first quarter, as compared to net income to Royal Gold stockholders of $18.7 million, or $0.29 per basic share, for the quarter ended September 30, 2014. Excluding this discrete tax expense, net income would have been approximately $0.17 per share. The reduction in net income per basic share compared to the prior year quarter was also impacted by the items discussed within Adjusted EBITDA below.

The Company executed on its strategy to grow and diversify through the acquisition of four major streaming interests in the first quarter. Tony Jensen, President and CEO, commented, “Our September quarter was the most active period in Royal Gold’s history. We committed over $1.4 billion to new streaming investments which we expect will drive our near term growth, with Golden Star and Andacollo already contributing to the September quarter, Pueblo Viejo set to commence deliveries in the December quarter, and Rainy River expected to begin production in calendar year 2017. The stream on the world class Pueblo Viejo mine should rise to our second largest revenue source over the next two quarters.”

First Quarter Highlights Compared with the Year-ago Quarter:

•	Revenue of $74.1 million, an increase of 7% despite a 12% lower gold price and a 117% increase in gold inventory
•	Record volume of 65,868 GEO’s2, an increase of 22%
•	Higher volume driven by Mount Milligan and Peñasquito, where production is expected to exceed 2015 guidance of between 700,000 and 750,000 ounces

1 The Company defines Gold Equivalent Ounces as revenue divided by the average gold price for the same period.

2 GEOs net of stream payments were 55,669 in the first quarter, compared with 47,999 net GEOs in the year-ago quarter, an increase of 15%.

•	Entered into four new stream agreements during the quarter
•	New contributions from the Golden Star and Andacollo streams

Revenue increased during our first quarter compared with the year-ago quarter, primarily due to higher revenue from Mount Milligan and Peñasquito, as well as new revenue from the Golden Star streams. The higher revenue was partially offset by an increase in gold inventory, lower commodity prices, and lower production in our area of interest at Cortez. The average gold price was $1,124 per ounce for the first quarter, down 12% from $1,282 per ounce in the year ago quarter. Physical gold inventory increased to 11,500 ounces during the first quarter, up 117% from 5,300 ounces at June 30, 2015.

Adjusted EBITDA3 for the first quarter was $52.5 million ($0.81 per basic share), representing 71% of revenue, compared with Adjusted EBITDA of $55.7 million ($0.86 per basic share), or 81% of revenue, for the year-ago quarter. Adjusted EBITDA was lower during the quarter due to $3.2 million of exploration expenses associated with the Peak Gold joint venture. Adjusted EBITDA, as a percentage of revenue, was also lower due to the inclusion of ongoing stream payments for Mount Milligan, Andacollo and Golden Star, which are recorded as a cost of sales and totaled $11.5 million during the first quarter.

During the first quarter, the Company borrowed $350 million under its revolving credit facility to fund acquisitions, resulting in $300 million in remaining availability under the facility at September 30, 2015. Working capital totaled approximately $125.2 million at September 30, 2015. When combined with the availability under the Company’s revolving credit facility, total liquidity at September 30, 2015 was $425.2 million.

The Company entered into several new significant transactions that, when added to existing firm commitments, will require approximately $72.5 million in anticipated capital expenditures for the remainder of fiscal year 2016. The Company plans to fund these commitments with its existing liquidity plus cash flow from operations. Cash flow from operations was $2.5 million for the first quarter, which was reduced by approximately $47.7 million of estimated total cash taxes related to the sale of the Andacollo royalty. Operating cash flow is expected to increase during the remainder of fiscal year 2016, assuming similar gold prices, as three of the new transactions are expected to deliver incremental operating cash flow during fiscal year 2016.

During the first quarter, we recognized an income tax expense totaling $59.2 million compared with income tax expense of $4.0 million during the year-ago quarter.  The higher tax expense is primarily related to a discrete tax expense of approximately $56.0 million attributable to the termination of the Company’s royalty interest at Andacollo and the planned liquidation of our Chilean subsidiary. Excluding the discrete item, our effective tax rate for the first quarter would have been 22.2%.

3 The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

2

RECENT DEVELOPMENTS

Temporary Suspension of Underground Activities at the Phoenix Gold Project

On November 3, 2015, Rubicon Minerals reported that it was moving to suspend underground activities at the Phoenix Gold Project while it enhances its geological model and develops a project implementation plan, which they expect to complete in the second calendar quarter 2016.  The mill is currently operating and Rubicon reported that it has a stockpile of approximately 11,000 tonnes of mineralized material at a grade of approximately 4.0 grams per tonne that they expect to process in November 2015.

Acquisition of Gold and Silver Stream at Pueblo Viejo

On September 29, 2015, Royal Gold closed its Precious Metals Purchase and Sale Agreement with a wholly owned subsidiary of Barrick Gold Corporation (“Barrick”) for a percentage of the gold and silver production attributable to Barrick’s 60% interest in the Pueblo Viejo mine located in the Dominican Republic.

Royal Gold made a single $610 million advance payment to Barrick as part of the closing. The transaction is effective July 1, 2015 for the gold stream and January 1, 2016 for the silver stream. Under the terms of the Purchase and Sale Agreement, Barrick will deliver to Royal Gold, on a quarterly basis, an amount of gold equal to 7.50% of Barrick’s interest in the gold produced at Pueblo Viejo until 990,000 ounces of gold have been delivered, and 3.75% thereafter; and an amount of silver equal to 75% of Barrick’s interest in the silver produced at Pueblo Viejo (with silver deliveries based on a fixed 70% recovery rate) until 50.00 million ounces have been delivered, and 37.50% thereafter.  Royal Gold will pay Barrick’s 30% of the spot price per ounce of gold until 550,000 ounces of gold have been delivered, and 60% of the spot price per ounce thereafter; and 30% of the spot price per ounce of silver until 23.10 million ounces of silver have been delivered, and 60% of the spot price per ounce thereafter.

Royal Gold expects to receive its first delivery of gold with respect to Pueblo Viejo on December 15 for the period July 1 to November 30, 2015. Barrick informed the Company that the first delivery will include approximately 8,900 ounces relating to July and August 2015 production, in addition to delivery of gold for the period including September, October and November 2015.

Acquisition of Gold Streams on Wassa, Bogoso and Prestea

On July 28, 2015, Royal Gold closed its $130 million gold stream transaction with a wholly owned subsidiary of Golden Star Resources Ltd. (“Golden Star”), pursuant to which RGLD Gold will advance financing to Golden Star, subject to certain conditions, for development projects at certain of Golden Star’s mines in Ghana, and in return for which Golden Star will sell and deliver gold to Royal Gold.

Also on July 28, 2015 and separate from the stream transaction, the Company funded a previously announced $20 million, four-year term loan to Golden Star and received warrants to purchase five million shares of Golden Star Resources Ltd. common stock. Interest under the term loan will be due quarterly at a rate equal to 62.50% of the average daily gold price for the relevant quarter divided by 10,000, but not to exceed 11.50%. The warrants have a term of four years and an exercise price of $0.27, which equals a 30% premium to Golden Star’s weighted average share price for the ten-day period ending two days prior to announcement of the transaction (May 7, 2015).

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Pursuant to the stream transaction and subject to certain conditions, Royal Gold will make $130 million in advance payments to Golden Star in stages, including the $40 million upfront payment made in connection with closing, $15 million paid in September 2015 and the balance on a pro rata basis with spending on the Wassa and Prestea underground projects, which Royal Gold expects to make in four quarterly payments, as follows: (i) $30 million on December 1, 2015 and (ii) $15 million on each of March 1, 2016, June 1, 2016 and September 1, 2016. Golden Star will deliver to Royal Gold 8.5% of gold produced from Wassa, Bogoso and Prestea until 185,000 ounces have been delivered, 5.0% until an additional 22,500 ounces have been delivered, and 3.0% thereafter. Royal Gold will pay Golden Star a cash price equal to 20% of the spot price for each ounce delivered at the time of delivery until 207,500 ounces have been delivered, when the cash price will increase to 30% of the spot price for each ounce delivered thereafter.

Acquisition of Gold and Silver Stream at Rainy River

On July 20, 2015, Royal Gold entered into a $175 million Purchase and Sale Agreement with New Gold, Inc. (“New Gold”), for a percentage of the gold and silver production from the Rainy River Project located in Ontario, Canada (“Rainy River”). Pursuant to the Purchase and Sale Agreement, Royal Gold will make two advance payments to New Gold, consisting of $100 million, which was paid at closing on July 20, 2015, and $75 million once capital spending at Rainy River is 60% complete (currently expected by mid-calendar 2016). New Gold will deliver to Royal Gold 6.50% of the gold produced at Rainy River until 230,000 gold ounces have been delivered, and 3.25% thereafter. New Gold also will deliver 60% of the silver produced at Rainy River until 3.10 million silver ounces have been delivered, and 30% thereafter. Royal Gold will pay New Gold 25% of the spot price per ounce of gold and silver at the time of delivery.

Acquisition of Gold Stream at Carmen de Andacollo

On July 9, 2015, Royal Gold entered into a Long Term Offtake Agreement (the “Andacollo Stream Agreement”) with a 90% owned subsidiary of Teck Resources Limited (“Teck”). Royal Gold made a single $525 million advance payment to Teck as part of the closing. The agreement is effective July 1, 2015, and applies to all final settlements of gold received on or after that date. Teck will deliver to Royal Gold, on a monthly basis, 100% of payable gold from the Carmen de Andacollo mine until 900,000 ounces have been delivered, and 50% thereafter, subject to a fixed payable percentage of 89%. Royal Gold will pay Teck 15% of the monthly average gold price for the month preceding the delivery date for each delivered ounce.

Termination of Royalty Interest at Carmen de Andacollo

On July 9, 2015, Royal Gold entered into a Royalty Termination Agreement with Teck. The Royalty Termination Agreement terminated an amended Royalty Agreement originally dated January 12, 2010. Teck paid total consideration of $345 million to Royal Gold in connection with the Royalty Termination Agreement.

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PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the first quarter, compared with the prior fiscal year quarter ended September 30, 2014, are listed below. Production for our producing properties reflects the actual production subject to our interests reported to us by the various operators or from the operator’s publicly available information.

Principal Producing Properties

Andacollo – Royal Gold purchased approximately 9,800 ounces of physical gold from Andacollo during the quarter. Royal Gold sold approximately 9,500 ounces of gold during the period at an average price of $1,126 per ounce, and held approximately 300 ounces of gold in inventory as of September 30, 2015.

In late September 2015, a major earthquake in Chile damaged Teck’s ship loading facilities at the port of Coquimbo. Teck reported that production to date has not been materially affected, and alternate loading arrangements have been arranged.

Andacollo delivers gold to Royal Gold within five business days following the end of the month in which final smelter settlement occurs. Royal Gold typically sells gold ounces over three weeks following physical receipt. Andacollo final settlements generally take five to six months from the bill-of-lading date. The difference in timing between Andacollo quarterly production and final smelter settlements may result in divergences of ounces reported by Teck and those reported by Royal Gold for future quarters.

Cortez – Production attributable to our royalty interest at Cortez decreased approximately 62% over the prior year quarter as mining moved into Cortez Hills, which is not subject to our royalty interest. Barrick indicated that mining in calendar 2015 will include Cortez Hills and Crossroads pre-stripping. As a result, production subject to our interest is expected to be lower during the remainder of calendar 2015.

Holt – Production attributable to our royalty interest at Holt increased 10% over the prior year quarter as a result of higher head grades due to stope sequencing and lower dilution. St Andrew reported Zone 4 contributed 80% of the ore and Zone 6 contributed the remainder of production at Holt. Throughput was similar to the previous two quarters and mill recoveries were at their expected level of 95%.

Mount Milligan – Royal Gold purchased approximately 23,800 ounces of physical gold from the Mt. Milligan mine during the quarter. Royal Gold sold approximately 21,000 ounces of gold during the period at an average price of $1,120 per ounce, and held approximately 8,100 ounces of gold in inventory as of September 30, 2015.

Thompson Creek reported production of 53,800 ounces of payable gold during the quarter, a decrease of 11% over the prior year quarter. Thompson Creek reported some challenges in further increasing mill throughput in the quarter due to issues with the SAG screen deck. Thompson Creek scheduled installation of a second SAG discharge screen deck in October 2015, which they expect will allow them to increase throughput. Mill availability was impacted by scheduled shutdowns to complete maintenance on the primary crusher, reline the ball mills and to perform the annual inspection of the SAG mill motor. Gold recoveries were slightly lower during the quarter, averaging 67.3%.

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Mount Milligan delivers gold to Royal Gold within two business days of receipt of final smelter settlement proceeds and Royal Gold typically sells gold ounces over three weeks following physical receipt. Mount Milligan final settlements generally take five months from the bill-of-lading date. The difference in timing between Mount Milligan quarterly production results and final smelter settlements may result in divergences of ounces reported by Thompson Creek and those reported by Royal Gold for each quarter.

Peñasquito – Gold, silver, lead and zinc production attributable to our royalty interest at Peñasquito increased approximately 58%, 12%, 19% and 39%, respectively. Production was driven primarily by higher gold grades in sulphide as a result of positive model reconciliation. As a result of continued strong performance, Goldcorp has stated they expect to exceed their production guidance of between 700,000 and 750,000 ounces. Peñasquito continued with the Metallurgical Enhancement Project ("MEP") feasibility study which remains on schedule to be completed in early calendar 2016.

Voisey’s Bay – In April 2015 we announced our intention to recognize Voisey’s Bay royalty revenue on a cash basis, or in the period in which actual payment information is received from Vale, beginning with the June 2015 quarter. Production attributable on a cash basis to our royalty interest at Voisey’s Bay for the September 2015 quarter (from Vale’s production during the June 2015 quarter) was 1.7 million pounds of copper and 37.8 million pounds of nickel. Royal Gold continues to disagree with Vale’s calculation of royalty payments, the basis for those calculations and is aggressively pursuing its legal remedies.

Wassa, Bogoso and Prestea – Royal Gold purchased approximately 6,300 ounces of physical gold from Wassa, Bogoso and Prestea during the quarter. Royal Gold sold approximately 3,200 ounces of gold during the period at an average price of $1,118 per ounce, and held approximately 3,100 ounces of gold in inventory as of September 30, 2015.

Golden Star reported total production of 51,898 ounces of gold for the quarter from Wassa, Bogoso and Prestea. Golden Star stated they are on track to meet production guidance of 110,000-115,000 ounces of gold at Wassa and 95,000-100,000 ounces of gold from Bogoso/Prestea for calendar 2015.

Development of the Wassa underground project in commenced in July 2015 and Golden Star reported completion of 382 meters of development on the main and ventilation declines through October 28. Production from development ore is expected in March 2016. The processing of non-refractory tailings at Bogoso was suspended during the quarter in order to make way for the processing of higher grade ore from the Prestea open pits at the Bogoso non-refractory plant. The Prestea open pits are now in operation, while the underground mine is currently in re-development. Stoping at Prestea is expected to start in mid-2017, ramping up to 500 tonnes per day by the end of 2017.

Golden Star delivers gold to RGLD Gold within five business days of the receipt of the final smelter settlement proceeds and RGLD Gold typically sells gold ounces over three weeks following physical receipt. The difference in timing between Wassa, Bogoso and Prestea quarterly production results and final smelter settlements may result in divergences of ounces reported by Golden Star figures and those reported by Royal Gold for each quarter.

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First quarter revenue and reported production for the Company’s principal royalty and stream interests are shown in Table 1, historical production data is shown in Table 2, a comparison of operators’ 2015 production estimates to actual production is shown in Table 3, and the stream summary is shown in Table 4. For more detailed information about each of our principal royalty and stream properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 197 properties on six continents, including interests on 39 producing mines and 23 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Note: Management’s conference call reviewing the first quarter results will be held Thursday, November 5, at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (855) 209-8260 (North America) or (412) 542-4106 (international), conference title “Royal Gold.” The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s ability to invest in additional quality properties; operators’ expectations about construction, ramp up, production, and mine life; resolution of regulatory and legal proceedings (including with Vale regarding Voisey’s Bay); statements about the new streaming agreements at Wassa, Bogoso and Prestea, Andacollo, Rainy River and Pueblo Viejo, and expectations concerning near-term growth; and statements about development, ramp-up, production and mine life at all the operations which are subject to our streaming agreements, including without limitation our new streaming agreements, Mount Milligan, Phoenix Gold and Ilovica. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty and stream properties; the ability of operators of development properties to finance project construction to completion and bring projects into production as expected; delays in securing or inability to secure necessary governmental permits; decisions and activities of the operators of the Company's royalty and stream properties; unanticipated grade, environmental, geological, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; completion of feasibility studies; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s royalty and stream properties; contests to the Company’s royalty and stream interests and title and other defects to the Company’s royalty and stream properties; errors or disputes in calculating royalty and stream payments, or payments not made in accordance with royalty and stream agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its royalty and stream properties or the operators of such properties; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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TABLE 1

First Quarter Fiscal 2016

Revenue and Reported Production for Principal Royalty and Stream Interests

(In thousands, except reported production in oz. and lbs.)

Royalty/Stream	Metal(s)	Three Months Ended			Three Months Ended
		September 30, 2015			September 30, 2014
		Revenue	Reported		Revenue	Reported
			Production[1]			Production[1]
Stream:
Mount Milligan	Gold	$ 23,465	21,000	oz.	$ 19,657	15,300	oz.
Andacollo	Gold	$ 10,716	9,500	oz.	N/A	N/A
Wassa, Bogoso, Prestea	Gold	$ 3,624	3,200	oz.	N/A	N/A
Other	Gold	$ 52	N/A		N/A	N/A
Royalty:
Peñasquito		$ 8,046			$ 7,111
	Gold		226,500	oz.		143,100	oz.
	Silver		7.3	Moz.		6.5	Moz.
	Lead		49.1	Mlbs.		41.3	Mlbs.
	Zinc		118.7	Mlbs.		85.4	Mlbs.
Voisey's Bay		$ 5,444			$ 5,609
	Nickel		37.8	Mlbs.		17.1	Mlbs.
	Copper		1.7	Mlbs.		22.0	Mlbs.
Holt	Gold	$ 2,678	16,300	oz.	$ 3,159	14,800	oz.
Cortez	Gold	$ 1,812	22,600	oz.	$ 4,734	59,500	oz.
Andacollo	Gold	N/A	N/A		$ 10,499	11,000	oz.
Other	Various	$ 18,219	N/A		$ 18,257	N/A
Total Revenue		$ 74,056			$ 69,026

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TABLE 2

Historical Production

Property	Royalty/Stream	Operator		Reported Production For The Quarter Ended[1]
			Metal(s)	Sep. 30, 2015		Jun. 30, 2015		Mar. 31, 2015		Dec. 31, 2014		Sep. 30, 2014
Stream:
Andacollo	100% of gold produced	Teck	Gold	9,500	oz.	N/A		N/A		N/A		N/A
Mount Milligan	52.25% of payable gold	Thompson Creek	Gold	21,000	oz.	23,000	oz.	24,200	oz.	14,300	oz.	15,300	oz.
Wassa, Bogoso, Prestea	8.5% of gold produced up to 185,000 ounces; 5.0% therafter	Golden Star	Gold	3,200	oz.	N/A		N/A		N/A		N/A
Royalty
Andacollo[2]	75%	Teck	Gold	N/A		10,500	oz.	9,500	oz.	10,500	oz.	11,000	oz.
Cortez	GSR1 and GSR2, GSR3, NVR1	Barrick	Gold	22,600	oz.	43,900	oz.	65,200	oz.	60,400	oz.	59,500	oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	16,300	oz.	15,800	oz.	16,700	oz.	14,300	oz.	14,800	oz.
Peñasquito	2.0% NSR	Goldcorp
			Gold	226,500	oz.	296,900	oz.	177,200	oz.	125,000	oz.	143,100	oz.
			Silver	7.3	Moz.	7.0	Moz.	6.0	Moz.	5.1	Moz.	6.5	Moz.
			Lead	49.1	Mlbs.	48.2	Mlbs.	39.5	Mlbs.	29.5	Mlbs.	41.3	Mlbs.
			Zinc	118.7	Mlbs.	88.9	Mlbs.	82.6	Mlbs.	84.0	Mlbs.	85.4	Mlbs.
Voisey's Bay	2.7% NSR	Vale
			Nickel	37.8	Mlbs.	9.0	Mlbs.	17.2	Mlbs.	19.6	Mlbs.	17.1	Mlbs.
			Copper	1.7	Mlbs.	20.8	Mlbs.	NA	Mlbs.	30.1	Mlbs.	22.0	Mlbs.

FOOTNOTES

Tables 1 and 2

[1]	Reported production relates to the amount of metal sales that are subject to our royalty and stream interests for the stated period, as reported to us by operators of the mines.

[2]	This royalty was terminated effective July 1, 2015.

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TABLE 3

Calendar 2015 Operators’ Production Estimate

	Calendar 2015 Operator’s Production Estimate[1,2]			Calendar 2015 Operator's Production
				Actual[3,4]
	Gold	Silver	Base Metals	Gold	Silver		Base Metals
Royalty/Stream	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)		(lbs.)
Andacollo[5]	52,200	-	-	33,600	-		-
Cortez GSR1	104,100	-	-	101,300	-		-
Cortez GSR2	27,900	-	-	30,400	-		-
Cortez GSR3	132,000	-	-	131,700	-		-
Cortez NVR1	97,200	-	-	97,600	-		-
Holt	64,000	-	-	48,700	-		-
Mount Milligan[6]	200,000-220,000	-	-	159,800	-		-
Peñasquito[7,8]	700,000-750,000	24-26 million	-	690,400	19.5	million	-
Lead[7,8]			175-185 million				133.4	million
Zinc[7,8]			400-415 million				299.5	million
Pueblo Viejo[9]	625,000-675,000			438,000	-		-
Wassa, Bogoso, Prestea[10]	205,000-215,000			170,300

[1]	Production estimates received from our operators are for calendar 2015. There can be no assurance that production estimates received from our operators will be achieved. Please refer to our cautionary language regarding forward looking statements preceding Table 1 above, as well as the Risk Factors identified in Part I, Item 1A, of our Fiscal 2015 10-K for information regarding factors that could affect actual results.
[2]	The operators of our Voisey’s Bay interest did not release public production guidance for calendar 2015, thus estimated and actual production information is not shown in the table.
[3]	Actual production figures shown are for the period January 1, 2015 through September 30, 2015, unless otherwise noted.
[4]	Actual production figures for Andacollo and Cortez are based on information provided to us by the operators, and actual production figures for Holt, Mount Milligan, Peñasquito (gold) and Wassa, Bogoso, and Prestea are the operators’ publicly reported figures.
[5]	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
[6]	The estimated and actual production figures shown for Mount Milligan are payable gold in concentrate.
[7]	The estimated gold and silver production figures reflect payable gold and silver in concentrate and doré, while the estimated lead and zinc production figures reflect payable metal in concentrate.
[8]	The actual gold production figure for gold reflects payable gold in concentrate and doré as reported by the operator. The actual production for silver, lead and zinc were not publicly available. The Company’s royalty interest at Peñasquito includes gold, silver, lead and zinc.
[9]	The gold and silver stream at Pueblo Viejo was acquired during the quarter ended September 30, 2015 and the first gold delivery is expected in December 2015 for the period July 1 – November 30, 2015. The estimated production figure shown is payable gold in doré and represents Barrick’s 60% interest in Pueblo Viejo.
[10]	The gold streams at Wassa, Bogoso and Prestea were acquired during the quarter ended September 30, 2015. The estimated production figure shown is payable gold in doré.

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TABLE 4

Stream Summary
(As of September 30, 2015)

	Three Months Ended September 30, 2015			As of September 30, 2015
Stream	Gold Ounces Purchased	Gold Ounces Sold	Average Realized Gold Price/Ounce	Gold Ounces In Inventory
Mount Milligan	23,783	20,956	$1,120	8,084
Andacollo	9,788	9,513	$1,126	275
Wassa, Bogoso, Prestea	6,335	3,242	$1,118	3,094
Phoenix Gold	75	47	$1,133	28
Total	39,981	33,758	$1,121	11,481

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ROYAL GOLD, INC.

Consolidated Balance Sheets

(In thousands except share data)

	September 30,	June 30,
	2015	2015
ASSETS
Cash and equivalents	$104,310	$742,849
Royalty receivables	24,539	37,681
Income tax receivable	13,550	6,422
Prepaid expenses and other	9,912	3,798
Total current assets	152,311	790,750

Royalty and stream interests, net	3,012,952	2,083,608
Available-for-sale securities	5,824	6,273
Other assets	57,608	44,801
Total assets	$3,228,695	$2,925,432

LIABILITIES
Accounts payable	8,383	4,911
Dividends payable	14,357	14,341
Foreign withholding taxes payable	-	199
Other current liabilities	4,380	5,522
Total current liabilities	27,120	24,973

Debt	674,780	322,110
Deferred tax liabilities	145,256	146,603
Uncertain tax positions	15,207	15,130
Other long-term liabilities	6,510	689
Total liabilities	868,873	509,505

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 65,065,461 and 65,033,547 shares outstanding, respectively	651	650
Additional paid-in capital	2,174,720	2,170,643
Accumulated other comprehensive loss	(3,741)	(3,292)
Accumulated earnings	125,717	185,121
Total Royal Gold stockholders’ equity	2,297,347	2,353,122
Non-controlling interests	62,475	62,805
Total equity	2,359,822	2,415,927
Total liabilities and equity	$3,228,695	$2,925,432

12

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands except for per share data)

	September 30,	September 30,
	2015	2014
Revenue	$74,056	$69,026

Costs and expenses
Cost of sales	11,466	6,674
General and administrative	9,510	7,142
Production taxes	1,592	1,690
Exploration Costs	3,156	-
Depreciation, depletion and amortization	27,147	22,212
Impairment of royalty and stream interests	-	1,769
Total costs and expenses	52,871	39,487

Operating income	21,185	29,539

Interest and other income	265	51
Interest and other expense	(7,214)	(6,712)
Income before income taxes	14,236	22,878

Income tax expense	(59,177)	(3,959)
Net (loss) income	(44,941)	18,919
Net income attributable to non-controlling interests	(105)	(239)
Net (loss) income attributable to Royal Gold common stockholders	$(45,046)	$18,680

Net (loss) income	$(44,941)	$18,919
Adjustments to comprehensive (loss) income, net of tax

Unrealized change in market value of available-for-sale securities	(449)	(1,340)
Comprehensive (loss) income	(45,390)	17,579
Comprehensive income attributable to non-controlling interests	(105)	(239)
Comprehensive (loss) income attributable to Royal Gold stockholders	$(45,495)	$17,340

Net (loss) income per share available to Royal Gold common stockholders:

Basic (loss) earnings per share	$(0.69)	$0.29
Basic weighted average shares outstanding	65,048,439	64,962,883
Diluted (loss) earnings per share	$(0.69)	$0.29
Diluted weighted average shares outstanding	65,048,439	65,107,481
Cash dividends declared per common share	$0.22	$0.21

13

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(In Thousands)

	For The Three Months Ended
	September 30,	September 30,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(44,941)	$18,919
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	27,147	22,212
Non-cash employee stock compensation expense	4,227	2,449
Amortization of debt discount	2,670	2,473
Impairment of royalty and stream interests	-	1,769
Tax benefit of stock-based compensation exercises	150	303
Deferred tax benefit	11,767	(5,374)
Other	(390)	-
Changes in assets and liabilities:
Royalty receivables	13,142	3,427
Prepaid expenses and other assets	(4,136)	2,147
Accounts payable	3,266	(1,570)
Foreign withholding taxes payable	(199)	(1,320)
Income taxes receivable	(17,192)	5,373
Uncertain tax positions	77	483
Other liabilities	6,903	1,167
Net cash provided by operating activities	$2,491	$52,458

Cash flows from investing activities:
Acquisition of royalty and stream interests	(1,300,881)	(6,209)
Andacollo royalty sale	345,000	-
Golden Star term loan	(20,000)	-
Other	(228)	(127)
Net cash used in investing activities	$(976,109)	$(6,336)

Cash flows from financing activities:
Borrowings from revolving credit facility	350,000	-
Net proceeds from issuance of common stock	-	199
Common stock dividends	(14,341)	(13,678)
Distribution to non-controlling interests	(422)	(465)
Tax expense of stock-based compensation exercises	(150)	(303)
Other	(8)	-
Net cash provided by (used in) financing activities	$335,079	$(14,247)
Net (decrease) increase in cash and equivalents	(638,539)	31,875
Cash and equivalents at beginning of period	742,849	659,536
Cash and equivalents at end of period	$104,310	$691,411

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SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net (loss) income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently. Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty and stream portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Below is a reconciliation of net income to Adjusted EBITDA.

ROYAL GOLD, INC.

Adjusted EBITDA Reconciliation

	For The Three Months Ended
	September 30,
	(Unaudited, in thousands)

	2015	2014

Net (loss) income	$(44,941)	$18,919
Depreciation, depletion and amortization	27,147	22,212
Non-cash employee stock compensation	4,227	2,449
Impairment of royalty and stream interests	-	1,769
Interest and other income	(265)	(51)
Interest and other expense	7,214	6,712
Income tax expense	59,177	3,959
Non-controlling interests in operating income of consolidated subsidiaries	(105)	(239)
Adjusted EBITDA	$52,454	$55,730

15